Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of June 17, 2004, by and between CQ ACQUISITION, INC., a Minnesota corporation with principal executive offices at 1981 Pine Hall Drive, State College PA 16801 (the “Company”), and RONALD BRANDT, residing at 10 Lord William Penn Drive, Morristown, New Jersey 07960 (the “Executive” ).

W I T N E S S E T H :
WHEREAS, prior to the date hereof, the Executive has been employed by Chiral Quest, Inc., a Minnesota corporation (“Parent”), which is the sole shareholder of the Company, as its Vice President of Business Development pursuant to that certain Employment Agreement between Executive and Parent dated October 9, 2003 (“Parent Employment Agreement”); and

WHEREAS, on or shortly after the date of this Agreement, Parent will assign to the Company all or substantially all of its assets relating to Parent’s existing business to the Company; and

WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer, and the Executive desires to serve the Company in this capacity, upon the terms and subject to the conditions contained in this Agreement; and

WHEREAS, since April 15, 2004, Executive has also served as Chief Executive Officer of Parent on an interim basis, although Parent is currently searching for a successor to replace Executive as Parent’s Chief Executive Officer; and

WHEREAS, Executive has agreed to continue serving as Chief Executive Officer of Parent on an interim basis until Parent appoints his successor.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.                             Employment.

The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, upon the terms and subject to the conditions of this Agreement.

2.                             Term.

The employment of the Executive by the Company as provided in Section 1 shall be for a period commencing on the date hereof and expiring on October 9, 2006, unless sooner terminated in accordance with the provisions of Section 8 below (the “Term”).

3.                              Duties; Best Efforts; Place of Performance.

(a)    The Executive shall serve as Chief Executive Officer of the Company and shall perform, subject to the direction of the Company’s Board of Directors, such duties as are customarily performed by a Chief Executive Officer. The Executive shall also have such other powers and duties as may be from time to time prescribed by the Company’s Board of Directors, provided that the nature of the Executive’s powers and duties so prescribed shall not be inconsistent with the Executive’s position and duties hereunder. The Executive will also be appointed to the Board of Directors of Parent and nominated for directorship at each shareholder meeting as long as this Agreement is effective.

(b)    The Executive shall devote all of his business time, attention and energies to the business and affairs of the Company, shall use his best efforts to advance the best interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company. Executive’s service as Interim Chief Executive Officer of Parent shall not be deemed a violation of this Section 3(b).

(c)    The Executive understands that his duties will require a great deal of travel. When not traveling, the duties of the Executive hereunder will be performed by the Executive primarily at the office of the Company located in Monmouth Junction, NJ. Executive’s travel obligations will be subject to reasonable travel requirements of the Company.

4.                              Compensation.

As full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:

(a)    Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”) at a rate of $200,000 per annum, in accordance with the Company’s regular payroll practices. The Base Salary shall be retroactive to April 15, 2004.
(b)    Discretionary Bonus. At the sole discretion of the Board of Directors, the Executive shall receive an additional annual bonus (the “Discretionary Bonus”) in an amount up to 20% of the Base Salary, based upon his performance on behalf of the Company during the prior year as determined in the sole discretion of the Board of Directors. The Discretionary Bonus, if any, shall be payable either as a lump-sum payment or in installments as determined by the Company in its sole discretion.

(c)    Incentive Bonus. The Company shall pay the Executive a periodic milestone based incentive bonuses (each an “Incentive Bonus”) as follows:

(i)     A one time payment of $50,000 upon the completion of the first two consecutive fiscal quarters in which the Company has gross revenue in excess of $1,000,000;

(ii)    A one time payment of $75,000 upon the completion of the first two consecutive fiscal quarters in which the Company has gross revenue in excess of $2,500,000;

-2-

(iii)    For each fiscal quarter in which the Company has gross revenue in excess of $2,500,000 following the first two consecutive fiscal quarters described in (ii) above, the Company will remit to the Executive a payment of $10,000.

(iv)    A one time payment of $100,000 upon the completion of the first two consecutive fiscal quarters in which the Company has gross revenue in excess of $5,000,000;

(v)     For each fiscal quarter in which the Company has gross revenue in excess of $5,000,000 following the first two consecutive fiscal quarters described in (iv) above, the Company will remit to the Executive a payment of $10,000 (in addition to the $10,000 payment in (iv) above);

(d)    Bonus on Sale. Executive shall be entitled to a cash payment of $100,000 upon such time as the Company’s sole shareholder, Parent completes the sale of the Company’s assets or stock that results in a Change of Control (as defined herein), provided such sale results in gross proceeds to Parent in an amount exceeding $40,000,000 (a “Company Sale Event”).

(e)    Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 4.

(f)    Stock Option Grants. Promptly after the date hereof, and as additional compensation for the services to be rendered by the Executive pursuant to this Agreement, the Company shall cause Parent to grant to Executive non-qualified stock options pursuant to its 2003 Stock Option Plan to purchase shares of Parent common stock, as follows:

(i)    The Company shall cause Parent to grant to Executive a non-qualified stock option (“Parent Bonus Options”) under its 2003 Stock Option Plan to purchase an aggregate of 300,000 shares of Parent common stock, which shall vest and become exercisable as follows: (1) options to purchase 100,000 shares vest at such time as the closing bid price of Parent’s common stock exceeds $3.00 for ten consecutive trading days during the Term; (2) options to purchase 100,000 shares vest at such time as the closing bid price of Parent’s common stock exceeds $5.00 for ten consecutive trading days during the Term; and (3) options to purchase 100,000 shares vest at such time as the closing bid price of Parent’s common stock exceeds $7.00 for ten consecutive trading days during the Term. The shares underlying the Bonus Stock Options shall be exercisable at a price equal to the closing price of Parent’s common stock on the date of this Agreement. The Bonus Stock Options shall be governed by the terms of a separate stock option agreement to be entered into between Executive and Parent.

(ii)    The Company shall cause Parent to grant to Executive a non-qualified stock option (“Parent Option,” and together with the Parent Bonus Options, the “Parent Stock Options”) under the 2003 Stock Option Plan to purchase an aggregate of 100,000 shares of Parent common stock, which shall vest in three equal installments on each anniversary of this Agreement. The shares underlying the Parent Options shall be exercisable at a price equal to the closing price of Parent’s common stock on the date of this Agreement. The Parent Options shall be governed by the terms of a separate stock option agreement to be entered into between Executive and Parent.

-3-

(iii)    Options granted to Executive prior to the date of this Agreement (175,000 options granted pursuant to the Parent Employment Agreement, 25,000 granted by the Board of Directors of Parent on or about April 14, 2004), shall survive termination of the Parent Employment Agreement and such options shall continue to vest according to their specified schedules as long as Executive remains a member of the Board of Directors of Parent.

Company Stock Options. In addition to the Parent Stock Options described above, the Company shall also grant to you an option to purchase 2.5 percent of the Company’s outstanding common stock (the “Company Stock Options,” and together with the Parent Stock Options, the “Options”). The Company Stock Options shall be exercisable at a price per share of $.01 and shall vest in three equal annual installments.

Acceleration of Options. Notwithstanding any provision contained herein to the contrary, the vesting of all the Options shall accelerate and become immediately exercisable upon the completion of a Company Sale Event.

Expenses. All travel and other expenses reasonably incurred by Executive incidental to the rendering of services to the Company hereunder shall be paid by the Company or reimbursed to he Executive after review and approval of expense reports on Company forms supported by appropriate documentation. The Company will provide a car allowance of $500 per month to cover the Executive’s automobile costs related to the upkeep and maintenance, gas, oil and automobile insurance. From time to time, Executive shall submit, and obtain approval for, proposed expense budgets. All unbudgeted expenses in excess of $2,000.00 (individually, or collectively if in connection with a single, related subject or project within a given month) shall require advance approval. The Company will reimburse Executive, or pay in advance, for reasona ble itemized travel and other expenses incurred incidental to rendering services to the Company prior to the Effective Date.

Other Benefits. The Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called "fringe" benefits) as the Company shall make available to its senior executives from time to time.

Vacation. The Executive shall, during the Term, be entitled to a vacation of three (3) non-consecutive weeks per annum. The Executive shall not be entitled to carry any vacation forward to the next year of employment and shall not receive any compensation for unused vacation days.

5.                             Confidential Information and Inventions

(a)    The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, the Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and relate d concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. The Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. The Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Co mpany’s offices at any time during his employment by the Company, except as required in the execution of the Executive’s duties to the Company. The Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.

-4-

(b)    Except with prior written authorization by the Company, the Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence, at any time during or after his employment with the Company.

(c)    The Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. The Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions. The Exe cutive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Executive will execute all documents necessary:

(i)    to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)    to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(d)    The Executive acknowledges that while performing the services under this Agreement the Executive may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company or one of its affiliates (the “Third Party Inventions”). The Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any of its affiliates or either of the foregoing persons’ officers, Vice Presidents, employees (including the Executive), agents or Executives during the Employment Term shall be and remain the sole and exclusive property of the Company or such affiliate and the Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company.

-5-

(e)    The provisions of this Section 5 shall survive any termination of this Agreement.
  6.                             Non-Competition, Non-Solicitation and Non-Disparagement

  (a)    The Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services the Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 5) and the Executive agrees that, during the Executive’s employment with the Company and for a period of one year thereafter (the “Restricted Period”), he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business which is engaged in any business competitive with the business of t he Company, either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, Executive, salesperson, officer, Vice President or shareholder of a Person in a business competitive with the Company within the geographic area of the Company’s business, which is deemed by the parties hereto to be worldwide. The Executive acknowledges that, due to the unique nature of the Company’s business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and its affiliates and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by the Executive narrowly and fairly serves such an important and critical business interest of the Company. For purposes of this Agreement, the Company shall be dee med to be actively engaged in the business of chiral chemistry, including the development, application, and manufacturing of catalysts used to develop and manufacture chiral molecules, intermediates, and building blocks and providing consulting services in connection therewith, and in the future, in any other business in which the Company devotes substantive resources to study, develop or pursue during the Restricted Period. Notwithstanding the foregoing, nothing contained in this Section 6(a) shall be deemed to prohibit the Executive from acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than three percent (3%) of any class or series of outstanding securities of such corporation.

  (b)    During the Restricted Period, the Executive shall not, directly or indirectly, without the prior written consent of the Company:

  (i)    solicit or induce any employee of the Company or any individual or entity directly or indirectly controlling, controlled by or under common control of the Company, including without limitation, any subsidiary of the Company (each an “Affiliate”) to leave the employ of the Company or any Affiliate; or hire for any purpose any employee of the Company or any Affiliate or any employee who has left the employment of the Company or any Affiliate within one year of the termination of such employee’s employment with the Company or any Affiliate or at any time in violation of such employee’s non-competition agreement with the Company or any such Affiliate; or

-6-

  (ii)    solicit or accept employment or be retained by any Person who, at any time during the term of this Agreement, was an agent, competitor, client or customer of the Company or any Affiliates where his position will be related to the business of the Company or any such Affiliate; or

  (iii)    solicit or accept the business of any agent, client or customer of the Company or any of its affiliates with respect to products, services or investments similar to those provided or supplied by the Company or any of its affiliates.

  (iv)    compete with the Company in the business of the Company, either individually or in conjunction with any person, firm, association, syndicate, partnership, company or corporation, directly or indirectly (as principal, agent, employee, Vice President, officer, shareholder, partner, independent contractor, Executive, individual proprietor, or as an investor who has made advances, loans, or contributions of capital, or in any other manner whatsoever).

  (c)    The Executive agrees that both during the Term and at all times thereafter, he shall not directly or indirectly disparage, whether or not true, the name or reputation of the Company or any of its affiliates, including but not limited to, any officer, Vice President, employee or shareholder of the Company or any of its affiliates.

  (d)    In the event that the Executive breaches any provisions of Section 5 or this Section 6 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained in such Sections and (ii) have the right to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively “Benefits”) derived or received by the Executive as a result of any transaction constituting a breach of any of the provisions of Sections 5 or 6 and the Executive hereby agrees to account for and pay over such Benefits to the Comp any. The Executive agrees that in such action, if the Company makes a prima facie showing that Executive has violated or apparently intends to violate any of the provisions of this Section 6, the Company need not prove either damage or irreparable injury in order to obtain injunctive relief.

  (e)    Each of the rights and remedies enumerated in Section 6(d) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the provisions contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the provisions or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the provisions contained in this Section 6 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced for m such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 6 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such provision as to breaches of such covenants in such other respective states or jurisdictions, such provisions being, for this purpose, severable into diverse and independent provisions.

-7-

  (f)    In the event that an actual proceeding is brought in equity to enforce the provisions of Section 5 or this Section 6, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available. The Executive agrees that he shall not raise in any proceeding brought to enforce the provisions of Section 5 or this Section 6 that the covenants contained in such Sections limit his ability to earn a living.

  (g)    The provisions of this Section 6 shall survive any termination of this Agreement.

  7.                             Representations and Warranties by the Executive
    The Executive hereby represents and warrants to the Company as follows:

    Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.

    The Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

    8.                             Termination.
      The Executive’s employment hereunder shall terminate upon the Executive’s death and may be terminated as follows:

      (a)    The Executive’s employment hereunder may be terminated by the Board of Directors or the Chief Executive Officer of the Company for Cause. Any of the following actions by the Executive shall constitute “Cause”:

      (i)    The willful failure, disregard or refusal by the Executive to perform his duties hereunder;

      (ii)    Any willful, intentional or grossly negligent act by the Executive having the effect of injuring, in a material way (whether financial or otherwise and as determined in good-faith by the Company), the business or reputation of the Company or any of its affiliates, including but not limited to, any officer, executive or shareholder of the Company or any of its affiliates;

-8-

      (iii)    Willful misconduct by the Executive, including insubordination, in respect of the duties or obligations of the Executive under this Agreement;

      (iv)    The Executive’s indictment of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

      (v)    The determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Executive engaged in some form of discrimination or harassment protected by law (including, without limitation, age, sex or race discrimination);

      (vi)    Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);

      (vii)   Breach by the Executive of any of the provisions of Section 5 or Section 6 of this Agreement; and

      (viii)  Breach by the Executive of any provision of this Agreement other than those contained in Section 5 or Section 6 which is not cured by the Executive within thirty (30) days after notice thereof is given to the Executive by the Company.

      (b)    The Executive’s employment hereunder may be terminated by the Company due to the Executive’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Company has provided a written termination notice to the Executive supported by a written statement from a reputable independent physician to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing six (6) months, his employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Company after the Executive has been unable to substantially perform his duties hereunder for 90 or more consecutive days, or more than 120 days in any consecutive twelve month period, by reason of any physical or mental illness or injury. For purposes of this Section 8(b), the Executive agrees to be available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.

      (c)    The Executive’s employment hereunder may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” means the termination of employment by Executive due to (i) a material breach of this Agreement by the Company, (ii) an adverse change in Executive’s status or position as the Chief Executive Officer of the Company, including, without limitation, any adverse change in Executive’s status or position as Chief Executive Officer as a result of a material diminution in Executive’s duties, responsibilities or authority as of the date of this Agreement or any removal of Executive from or any failure to reappoint or reelect Executive to such position (except in connection with the termination of Executiv e’s employment for Cause, Disability or death in accordance with this Section 8), and (iii) relocation of Executive from a 25-mile radius of the Princeton, New Jersey area; provided, however, that an event described in this paragraph (c) shall not constitute Good Reason unless it is communicated by Executive to the Company in writing within thirty (30) days of the date Executive knew of such an event and is not corrected by the Company to the Employee’s reasonable satisfaction within thirty (30) days of the date of Executive’s delivery of such written notice to the Company. The parties acknowledge and understand that Executive is also serving as president and chief executive officer of Parent on an interim basis until such time as Parent identifies and appoints a successor, at which time Executive will no longer serve as Paren t’s president and chief executive officer. Notwithstanding anything to the contrary contained herein, Parent’s replacement of Executive as president and chief executive officer of Parent shall not be deemed to constitute either of the events described in clauses (i) or (ii) in this Paragraph (c).

-9-

      (d)    The Executive’s employment hereunder may be terminated by the Company (or its successors) upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future dispositi on by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).

      (e)    The Executive’s employment hereunder may be terminated by the Company at any time and for any reason or no reason. Upon Executive’s termination of employment from the Company for any reason, or upon expiration of this Agreement, the Executive agrees that he shall be deemed to have resigned from the Board of Directors of Parent, effective as of the date of such termination.

      9.                             Compensation upon Termination.

      (a)    If the Executive’s employment is terminated as a result of his death or Disability, the Company shall (i) pay to the Executive or to the Executive’s estate, as applicable, his Base Salary and any accrued and unpaid Bonus and expense reimbursement amounts through the date of his death or Disability, and (ii) for a period of twelve months thereafter provide continuation coverage to the members of the Executive’s family and, in the case of termination for Disability, the Executive under all major medical and other health, accident, life or other disability plans and programs in which such family members and, in the case of termination for Disability, the Executive participated immediately prior to his death or Disability. In the case of Executive’s death, the Company will continue to pay the Executive’s Salary to his es tate for 12 months. Any Options that have not vested as of the date of the Executive’s death or Disability shall be deemed to have expired as of such date; provided, however, that any vested Options shall remain exercisable for a period of 90 days.

      (b)    If the Executive’s employment is terminated by the Company for Cause, the Company shall pay to the Executive his Base Salary through the date of his termination and the Executive shall have no further entitlement to any other compensation or benefits from the Company. All Options that have not vested as of the date of any such termination shall be deemed to have expired as of such date and, in addition, the Executive’s right to exercise any vested Options shall terminate as of such date.If the Executive’s employment is terminated by the Company (or its successor) upon the occurrence of a Change of Control, the Company (or its successor, as applicable) shall (i) continue to pay to the Executive his Base Salary for a period of six months following such termination, and (ii) pay the Executiv e any accrued and unpaid Bonus and expense reimbursement amounts through the date of termination. The Company’s obligation under clause (i) in the preceding sentence shall be reduced, however, by any amounts otherwise actually earned by the Executive during the 6-month period following the termination of his employment. All Options that have not vested as of the date of such termination shall be accelerated and deemed to have vested as of such date.

-10-

      (c)    If (i) the Executive’s employment is terminated by the Company other than as a result of the Executive’s death or Disability and other than for reasons specified in Sections 9(b) or (c), or (ii) the Executive’s employment is terminated by the Executive for Good Reason, the Company shall (i) continue to pay to the Executive his Base Salary for a period of six months following such termination and (ii) pay the Executive any accrued and unpaid Bonus and expense reimbursement amounts through the date of termination. The Company’s obligation under clause (i) in the preceding sentence shall be reduced, however, by any amounts otherwise actually earned by the Executive from other employment during the six-month period following the termination of his employment. All Options that have not vested as of the date of termination shal l be deemed to have expired as of such date; provided, however, that and vested Options shall remain exercisable for a period of 90 days.

      (d)    The continuation coverage under any major medical and other health, accident, life or other disability plans and programs for the periods provided in Section 9(a) shall be provided (i) at the expense of the Company and (ii) in satisfaction of the Company’s obligation under Section 4980B of the Internal Revenue Code of 1986 (and any similar state law) with respect to the period of time such benefits are continued hereunder. Notwithstanding anything to the contrary contained herein, the Company’s obligation to provide such continuation coverage under such Sections shall cease immediately upon the date any covered individual becomes eligible for similar benefits under the plans or policies of another employer.

      (e)    This Section 9 sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, and the Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in this Section 9.

      (f)    The provisions of this Section 9 shall survive any termination of this Agreement.

      10.                             Miscellaneous.

      (a)    The Parent Employment Agreement is hereby terminated and shall have no further force or effect. Neither Executive nor Parent shall have any further obligation to the other under such agreement.

      (b)    This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey, without giving effect to its principles of conflicts of laws.

-11-

      (c)    Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 5 or 6 hereof), or regarding the interpretation thereof, shall be finally settled by arbitration conducted in New Jersey in accordance with the rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 5 and 6 hereof, the parties hereby submit to the non-ex clusive jurisdiction of the Supreme Court of the State of New Jersey, Bergen County, or the United States District Court for the District of New Jersey, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in paragraph (g) below.

      (d)    This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

      (e)    This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

      (f)    This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

      (g)    The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

      (h)    All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mails. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (g).

      (i)    This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

-12-

      (j)    As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

      (k)    The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      (l)    This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CQ ACQUISITION, INC.

By:	/s/ Stephen Rocamboli

Its:Authorized Officer and Director

EXECUTIVE

By:	/s/ Ronald Brandt

Its:President and CEO

CHIRAL QUEST, INC.

By:	/s/ Stephen Rocamboli

Its:Interim Chairman of the Board

-13-